Exhibit 99.1

URBAN OUTFITTERS, INC.

Fourth Quarter and Annual Results

Philadelphia, PA – March 12, 2012

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

Urban Outfitters Reports 4th Quarter Operating Results

PHILADELPHIA, PA March 12, 2012 – Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, BHLDN, Free People, Terrain and Urban Outfitters brands today announced net income of $39.3 million and $185.3 million for the fourth quarter and the year ended January 31, 2012, respectively. Earnings per diluted share were $0.27 for the quarter and $1.19 for the year.

For the fourth quarter of fiscal 2012, total company net sales increased 9% over the same quarter last year to $731 million. Comparable retail segment net sales, which include the Direct-to-Consumer channels, increased 2% for the quarter, while comparable store net sales decreased 1% for the quarter. Comparable retail segment net sales at Urban Outfitters, Free People and Anthropologie increased 3%, 9% and 1%, respectively. Direct-to-Consumer comparable net sales increased 14% and wholesale segment net sales rose 3% for the quarter.

For the year ended January 31, 2012, total Company net sales increased to $2.5 billion, or 9%, over the prior year. Comparable retail segment net sales were flat while comparable store net sales decreased 4%. Direct-to-Consumer comparable net sales rose 14% for the year and wholesale segment net sales increased 11%.

“I am pleased that we managed our inventories to appropriate levels at year end even though our margins during the quarter suffered as a result,” said Chief Executive Officer, Richard Hayne. “Our rate of full-priced selling has improved from fourth quarter levels as we seek to re-establish our historic full-price selling penetration.”

Net sales by brand and channel for the three and twelve months were as follows:

	Three Months Ended		Twelve Months Ended
	January 31		January 31
	2012	2011	2012	2011
Net sales by brand
Urban Outfitters	$356,769	$321,772	$1,155,293	$1,041,502
Anthropologie	299,198	283,418	1,044,525	1,011,999
Free People	69,864	58,941	250,412	202,493
Other	4,817	4,259	23,571	18,108

Total Company	$730,648	$668,390	$2,473,801	$2,274,102

Net sales by channel
Retail Stores	$532,043	$492,381	$1,835,831	$1,720,002
Direct-to-Consumer	166,935	145,282	504,963	433,790

Retail Segment	698,978	637,663	2,340,794	2,153,792

Wholesale Segment	31,670	30,727	133,007	120,310

Total Company	$730,648	$668,390	$2,473,801	$2,274,102

For the fourth quarter ended January 31, 2012, gross profit margin percentage declined by 955 basis points versus the prior year’s comparable period. This decline was primarily due to increased merchandise markdowns to clear slow-moving women’s apparel inventory at both Anthropologie and Urban Outfitters, as well as occupancy deleverage caused by negative comparable store net sales. For the year ended January 31, 2012, gross profit margin declined by 640 basis points versus the prior year. This decline was principally due to increased merchandise markdowns to clear slow-moving inventory, primarily associated with women’s apparel inventory at Anthropologie and Urban Outfitters, as well as deleveraging of store occupancy expense as a result of negative comparable store sales.

As of January 31, 2012, total inventories grew by $21 million or 9%, on a year-over-year basis, driven primarily by the acquisition of inventory to stock new stores, our Direct-to-Consumer channel growth and the launch of our BHLDN brand. Total comparable retail segment inventories at cost (which includes our Direct-to-Consumer channel) increased by 2% while total comparable store inventory at cost decreased by 3%.

For the quarter ended January 31, 2012, total selling, general and administrative expenses, expressed as a percentage of net sales, decreased to 21.3%, or 37 basis points, versus the prior year comparable period. This decrease was primarily due to a one-time, non-recurring $6 million net benefit primarily related to equity compensation expense reversals. This benefit was partially offset by the deleveraging of direct store controllable expenses driven by the negative comparable store net sales. For the year ended January 31, 2012, selling, general and administration expenses, expressed as a percentage of net sales, increased to 23.3%, or 31 basis points, versus the prior comparable period. This increase was primarily due to higher e-commerce and related marketing investments, as well as, the deleveraging of direct store controllable expenses driven by negative comparable store net sales. The net benefit associated with equity compensation reversals and lower incentive compensation costs were partial offsets.

The Company’s annual effective tax rate for fiscal 2012 increased to 35.9% as compared to 34.6% for fiscal 2011. The fiscal 2011 effective tax rate was favorably affected by a one-time federal rehabilitation credit.

During fiscal 2012, the Company repurchased and retired 20.5 million common shares for approximately $538 million under a Board authorized share repurchase program. These repurchases completed all of the Company’s repurchase authorizations under the program.

During the year ended January 31, 2012, the Company opened a total of 57 new stores including: 21 new Urban Outfitters stores, 15 new Anthropologie stores, 20 new Free People stores and 1 BHLDN store.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 197 Urban Outfitters stores in the United States, Canada and Europe, catalogs and websites; 168 Anthropologie stores in the United States, Canada and Europe, catalogs and websites; Free People wholesale, which sells its product to approximately 1,400 specialty stores and select department stores; 62 Free People stores, catalogs and websites, 1 Terrain garden center and website and 1 BHLDN store and website as of January 31, 2012.

Management’s fourth quarter commentary is located on our website at www.urbanoutfittersinc.com. A conference call will be held today to discuss fourth quarter and year end results and will be web cast at 5:00 pm. EDT at: http://www.media-server.com/m/acs/799094be137e88a2fd206eae19da58b6

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, lowered levels of consumer confidence and higher levels of unemployment, continuation of lowered levels of consumer spending resulting from the continuing worldwide economic downturn and related debt crisis, any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas, the closing of any of our distribution centers, our ability to protect our intellectual property rights, risks associated with internet sales, response to new store concepts, potential difficulty liquidating certain marketable security investments, changes in accounting standards and subjective assumptions, regulatory changes and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein

(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Year Ended
	January 31,		January 31,
	2012	2011	2012	2011

Net sales	$730,648	$668,390	$2,473,801	$2,274,102
Cost of sales, including certain buying, distribution and occupancy costs	510,668	403,330	1,613,265	1,337,482

Gross profit	219,980	265,060	860,536	936,620
Selling, general and administrative expenses	155,448	144,737	575,811	522,417

Income from operations	64,532	120,323	284,725	414,203
Other (expense) income, net	(212)	1,090	4,106	3,005

Income before income taxes	64,320	121,413	288,831	417,208
Income tax expense	25,065	46,175	103,580	144,250

Net income	$39,255	$75,238	$185,251	$272,958

Net income per common share:
Basic	$0.27	$0.46	$1.20	$1.64
Diluted	$0.27	$0.45	$1.19	$1.60

Weighted average common shares and common share equivalents outstanding:
Basic	144,268,135	164,188,852	154,025,589	166,896,322
Diluted	145,617,909	167,677,305	156,191,289	170,333,550

AS A PERCENT OF NET SALES
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales, including certain buying, distribution and occupancy costs	69.9%	60.3%	65.2%	58.8%

Gross profit	30.1%	39.7%	34.8%	41.2%
Selling, general and administrative expenses	21.3%	21.7%	23.3%	23.0%

Income from operations	8.8%	18.0%	11.5%	18.2%
Other income, net	0.0%	0.2%	0.2%	0.1%

Income before income taxes	8.8%	18.2%	11.7%	18.3%
Income tax expense	3.4%	6.9%	4.2%	6.3%

Net income	5.4%	11.3%	7.5%	12.0%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

(Unaudited)

	January 31, 2012	January 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$145,273	$340,257
Marketable securities	89,854	116,420
Accounts receivable, net of allowance for doubtful accounts of $1,614 and $1,015, respectively	36,673	36,502
Inventories	250,073	229,561
Prepaid expenses, deferred taxes and other current assets	75,119	81,237

Total current assets	596,992	803,977

Property and equipment, net	684,979	586,346
Marketable securities	126,913	351,988
Deferred income taxes and other assets	74,824	52,010

Total Assets	$1,483,708	$1,794,321

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$95,754	$82,904
Accrued expenses, accrued compensation and other current liabilities	137,712	128,120

Total current liabilities	233,466	211,024

Deferred rent and other liabilities	183,974	171,749

Total Liabilities	417,440	382,773

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 144,633,007 and 164,413,427 issued and outstanding respectively	15	17
Additional paid-in-capital	—	27,603
Retained earnings	1,077,765	1,394,190
Accumulated other comprehensive loss	(11,512)	(10,262)

Total Shareholders’ Equity	1,066,268	1,411,548

Total Liabilities and Shareholders’ Equity	$1,483,708	$1,794,321